EXHIBIT (b)(2)

364 DAY CREDIT AGREEMENT

AMONG

COOPER CAMERON CORPORATION,

AS BORROWER,

THE LENDERS NAMED HEREIN,

CITICORP NORTH AMERICA, INC.

AS ADMINISTRATIVE AGENT,

CITIGROUP GLOBAL MARKETS, INC.

AND UBS SECURITIES LLC
AS JOINT LEAD ARRANGERS AND CO-BOOK RUNNERS,

DATED AS OF

APRIL 21, 2004

Page
13.2 Change of Address	51
ARTICLE XIV COUNTERPARTS	51
ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	52
15.1 CHOICE OF LAW	52
15.2 CONSENT TO JURISDICTION	52
15.3 WAIVER OF JURY TRIAL	52

-v-

364 DAY CREDIT AGREEMENT

     This Agreement, dated as of April 21, 2004, is among Cooper Cameron Corporation, the Lenders (defined below), and Citicorp North America, Inc., as Administrative Agent. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

     As used in this Agreement:

     “Administrative Agent” means Citicorp in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

     “Administrative Agency Fee Letter” means the administrative agency fee letter dated as of April 21, 2004, between the Administrative Agent and the Borrower.

     “Advance” means a borrowing hereunder, (a) made by the Lenders on the same Borrowing Date, or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurocurrency Loans, for the same Interest Period.

     “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 15% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

     “Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

     “Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

     “Agreement” means this credit agreement, as it may be amended, restated, modified or supplemented and in effect from time to time.

     “Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

     “Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (a) the Prime Rate for such day and (b) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

     “Applicable Fee Rate” means, at any time, the percentage rate per annum at which Facility Fees or usage fees are accruing at such time as set out in the attached Pricing Schedule.

     “Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set out in the attached Pricing Schedule.

     “Arrangers” means Citigroup Capital Markets, Inc., a Delaware corporation, and UBS Securities LLC, a Delaware limited liability company, and their respective successors, in their capacity as Joint Lead Arrangers and Co-Book Runners.

     “Article” means an article of this Agreement unless another document is specifically referenced.

     “Asset Disposition” means any sale, transfer, or other disposition of any asset of the Borrower or any Subsidiary in a single transaction or in a series of related transactions (other than the sale of inventory in the ordinary course, the sale of obsolete or excess machinery, equipment, or furniture in the ordinary course, and the sale of accounts and notes receivable permitted by Section 6.14).

     “Attributable Debt” means as at the time of determination (a) with respect to a Synthetic Lease, the present value (discounted at the explicit or implicit interest rate applicable to such Synthetic Lease at such time) of the total obligations of the lessee for rental payments during the remaining term of such Synthetic Lease at such time and (b) with respect to an accounts or notes receivable financing or securitization program, the outstanding balance of amounts advanced in respect of the receivables and notes under such program.

     “Authorized Officer” means, with respect to the Borrower, any of the chief executive officer, president, chief financial officer, treasurer, or controller, acting singly.

     “Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

     “Borrower” means Cooper Cameron Corporation and its successors and assigns.

     “Borrowing Date” means a date on which an Advance is made hereunder.

     “Borrowing Notice” is defined in Section 2.9.

     “Business Day” means (a) with respect to any borrowing, payment or rate selection of Eurocurrency Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

     “Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     “Cash Equivalents” means any of the following, to the extent having a maturity of not greater than 270 days from the date of acquisition thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion or (c) commercial paper in an aggregate amount of no more than $500,000,000, per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by Standard & Poor’s.

     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

     “Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of the Borrower.

     “Citicorp” means Citicorp North America, Inc., a Delaware corporation having its principal office in New York, New York, in its individual capacity, and its successors.

     “Closing Date” means the date on or after the date of this Agreement on which all conditions precedent set out in Section 4.1 hereof (other than the condition set out in Section 4.1.3) have been satisfied or waived by the party or parties entitled to performance thereof.

     “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     “Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to the Borrower in an aggregate amount not exceeding the amount set out opposite its signature below, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof.

     “Compliance Certificate” means a certificate substantially in the form of Exhibit B.

     “Consolidated EBITDA” means (a) Consolidated Net Income for any applicable period plus, to the extent deducted from revenues in determining Consolidated Net Income (a) Consolidated Interest Expense for such period, (ii) expenses for income and franchise taxes paid or accrued during such period, (iii) depreciation and amortization for such period, (iv) non-recurring, non-cash charges for such period, and (iv) extraordinary losses incurred during such period other than in the ordinary course of business minus, to the extent included in Consolidated Net Income, extraordinary gains realized in such period other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries on a consolidated basis, and (b) includes, on a pro forma basis, Consolidated EBITDA of any Person acquired in accordance with Section 6.12 for the four fiscal quarters most recently ended prior to the date of such acquisition, provided that the Consolidated EBITDA of any such acquired Person may be included in the Consolidated EBITDA of the Borrower only if the Borrower provides to the Administrative Agent, prior to or simultaneously with the delivery of any Compliance Certificate including the Consolidated EBITDA of such Person, financial statements of such Person for the fiscal year of such Person most recently ended, audited by independent certified public accountants reasonably acceptable to the Administrative Agent and including, at a minimum, a balance sheet, income statement, and statement of cash flows.

     “Consolidated Indebtedness” means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

     “Consolidated Interest Expense” means, with reference to any period, the interest expense, whether paid or accrued, of the Borrower and its Subsidiaries calculated on a consolidated basis for such period as determined in accordance with Agreement Accounting Principles.

     “Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period in accordance with Agreement Accounting Principles.

     “Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time; provided that any changes in consolidated stockholders’ equity as a result of (a) foreign currency translation adjustments and (b) any change in the fair value of any Financial Contract pursuant to Financial Accounting Standards Board Bulletin No 133, in each case after the date hereof, shall be excluded when computing Consolidated Net Worth.

     “Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, bank guaranties, operating agreement, take-or-pay contract, a standby letter of credit which supports a payment obligation, or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership, and specifically excluding commercial letters of credit, standby letters of credit, and bank guaranties, in each case, which support performance obligations.

     “Conversion/Continuation Notice” is defined in Section 2.10.

     “Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     “Coverage Ratio” means, for any applicable computation period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

     “Credit Extension” means the making of an Advance hereunder.

     “Credit Extension Date” means the Borrowing Date for an Advance.

     "Default” means an event described in Article VII.

     “Dollars” and “$” shall mean the lawful currency of the United States of America.

     “Eligible Assignee” means (i) any Lender, (ii) any Affiliate of a Lender, and (iii) any other Person not covered by clause (i) or (ii) of this definition which is approved by the Administrative Agent, and, so long as no Default exists, is approved by the Borrower, in either case, such approval not to be unreasonably withheld.

     “Engagement Letter” means that certain engagement letter dated April 21, 2004, among the Lenders, Citigroup Global Markets, Inc., UBS Securities LLC, Banc One Capital Markets, Inc., and the Borrower, as amended from time to time.

     “Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

     “Eurocurrency Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurocurrency Rate.

     “Eurocurrency Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurocurrency Rate.

     “Eurocurrency Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the sum of (a) the quotient of (i) the Eurocurrency Reference Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (b) the Applicable Margin.

     “Eurocurrency Reference Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in Dollars appearing on Reuters Screen FRBD or the applicable Reuters Screen for Dollars as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, (a) if Reuters Screen FRBD or the applicable Reuters Screen for Dollars is not available to the Administrative Agent for any reason, the applicable Eurocurrency Reference Rate for the relevant Interest Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in Dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (b) if no such British Bankers’ Association Interest Settlement Rate is available, the applicable Eurocurrency Reference Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the arithmetic average of the rates reported to the Administrative Agent by each Reference Lender as the rate at which such Reference Lender offers to place deposits in Dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of such Reference Lender’s relevant Eurocurrency Loan and having a maturity equal to such Interest Period. If any Reference Lender fails to provide such quotation to the Administrative Agent, then the Administrative Agent shall determine the Eurocurrency Reference Rate on the basis of the quotations of the remaining Reference Lender(s).

     “Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (a) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (b) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

     “Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

     “Existing Credit Agreement” means the Credit Agreement dated as of December 12, 2003, among Cooper Cameron Corporation, Cooper Cameron (U.K.) Limited, Cameron GmbH, Cooper Cameron (Singapore) Pte. Ltd., Cooper Cameron Canada Corp., Cooper Cameron (Luxembourg) SARL, the Lenders (defined therein), Credit Lyonnais New York Branch, as Syndication Agent, ABN AMRO Bank N.V., Citibank, N.A., and The Royal Bank of Scotland plc, as Documentation Agents, and Bank One, NA, as L/C Issuer and Agent, as it may be amended, restated, modified or supplemented and in effect from time to time.

     “Facility Fee” is defined in Section 2.6.1.

     “Facility Termination Date” means April 21, 2005, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

     “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Central Time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

     “Financial Contract” of a Person means (a) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (b) any Rate Management Transaction.

     “Floating Rate” means, for any day, a rate per annum equal to the Alternate Base Rate for such day, in each case changing when and as the Alternate Base Rate changes.

     “Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

     “Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

     “Hazardous Materials” means the substances identified as such pursuant to CERCLA and any chemicals regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum or petroleum products Released into the environment, radionuclides, radioactive materials, and medical and infectious waste.

     “Indebtedness” of a Person means such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (f) Capitalized Lease Obligations, (g) Contingent Obligations, (h) reimbursement obligations of such Person in respect of letters of credit or acceptance financing, (i) Off-Balance Sheet Liabilities, (j) any other obligation for borrowed money which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

     “Interest Period” means, with respect to a Eurocurrency Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months (or such other applicable period) thereafter, provided that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month (or such other applicable period), such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month (or such other applicable period). If an

Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

     “Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

     “Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the administration information sheets provided to the Administrative Agent in connection herewith or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.20.

     “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     “Loan” means a Revolving Loan.

     “Loan Documents” means this Agreement, any Notes issued pursuant to Section 2.16, and any other documents and agreements contemplated hereby and executed by the Borrower with or in favor of the Administrative Agent or any Lender, as any such agreement, instrument or document may be amended, modified or supplemented from time-to-time.

     “Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, or (c) the validity or enforceability of this Agreement, any Notes, or any of the other material Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

     “Material Indebtedness” is defined in Section 7.5.

     “Material Subsidiary” means any Subsidiary of the Borrower, which Subsidiary holds or constitutes 10% or more of either the consolidated assets or Consolidated EBITDA of the Borrower.

     “Moody’s” means Moody’s Investors Service, Inc., and any successor thereto which is a nationally recognized statistical rating organization.

     “Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     “Net Cash Proceeds” means (a) in connection with any Asset Disposition, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Disposition, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Disposition and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans (other than borrowings under the Existing Credit Agreement), the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

     “Non-U.S. Lender” is defined in Section 3.5(d).

     “Note” is defined in Section 2.16.

     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities, obligations under any Rate Management Transaction with any Lender in connection with Loans under this Agreement, and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent, or any indemnified party arising under the Loan Documents, including without limitation any such Obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, whether or not allowed or allowable in such proceeding.

     “Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (c) any liability under any Synthetic Lease transaction entered into by such Person, or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (d) Operating Leases.

     “Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

     “Other Taxes” is defined in Section 3.5(b).

     “Outstanding Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its Loans outstanding at such time.

     “Participants” is defined in Section 12.2.1.

     “Payment Date” means the last day of each March, June, September and December.

     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

     “Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     “Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

     “Pricing Schedule” means the Schedule attached hereto identified as such.

     “Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Citibank, N.A. or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

     “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     “Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment.

     “Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower or any of its Subsidiaries which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

     “Reference Lenders” means Citibank, N.A. and Bank One, NA.

     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     “Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

     “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

     “Reports” is defined in Section 9.6.

     “Required Lenders” means Lenders in the aggregate having at least 51% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 51% of the Aggregate Outstanding Credit Exposure.

     “Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

     “Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set out in Section 2.1 (or any conversion or continuation thereof).

     “S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., and any successor thereto which is a nationally recognized statistical rating organization.

     “Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

     “Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

     “Section” means a numbered section of this Agreement, unless another document is specifically referenced.

     “Senior Convertible Notes” means the Borrower’s 1.75% Senior Convertible Notes due May 2021.

     “Single Employer Plan” means a Plan, other than a Multiemployer Plan, maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

     “Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

     “Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than the greater of (a) $300,000,000 and (b) 20% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the quarter ending with the month in which such determination is made.

     “Synthetic Lease” means (a) any lease that is treated as an Operating Lease under Agreement Accounting Principles but for which the Borrower or any of the Subsidiaries is viewed as the owner of the leased Property under the Code and (b) guaranties by the Borrower or any of the Subsidiaries of the obligations of the lessor of such leased Property which are secured by the payments due under the lease of such Property.

     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

     “Termination Event” means, with respect to a Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Borrower or any other member of a Controlled Group from such Plan during a plan year in which the Borrower or any other member of a Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Plan, or (e) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan.

     “Total Capitalization” means, at any time, the sum of Total Debt and Consolidated Net Worth at such time.

     “Total Debt” means, at any time, that part of the Consolidated Indebtedness of the Borrower and the Subsidiaries at such time which would be reflected on a balance sheet prepared in accordance with Agreement Accounting Principles.

     “Transferee” is defined in Section 12.4.

     “Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurocurrency Advance.

     “Unfunded Liabilities” means the amount (if any) by which the actuarial present value of the benefit attributed by the pension benefit formula under all Single Employer Plans to employee service rendered prior to that date (based on current and past compensation levels) exceeds the fair value of all Plan assets, all determined as of the last day of the Borrower’s fiscal year using a calculation methodology, discount rate, expected return on Plan assets, rate of compensation increase, and other gain or loss components required or permitted under Statement of Financial Accounting Standards No. 87 in presenting the projected benefit obligation.

     “Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     “Wholly-Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

     2.1 Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set out in this Agreement, to make Revolving Loans to the Borrower in Dollars upon the request of the Borrower from time to time, provided that, after giving effect to the making of each such Revolving Loan, such Lender’s Outstanding Credit Exposure shall not exceed its Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow the Revolving Loans at any time prior to the Facility Termination Date. The Commitments to extend credit hereunder shall expire on the Facility Termination Date.

     2.2 [Intentionally Deleted].

     2.3 Ratable Loans. Each Advance hereunder shall consist of Revolving Loans made from the several Lenders ratably according to their Pro Rata Shares.

     2.4 Types of Advances. The Advances may be Floating Rate Advances or Eurocurrency Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.9 and 2.10.

     2.5 [Intentionally Deleted].

     2.6 Facility Fee; Usage Fee; Reductions in Aggregate Commitment.

     2.6.1 Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a facility fee (the “Facility Fee”) at a per annum rate equal to the Applicable Fee Rate on the Aggregate Commitment from the date hereof to and including the Facility Termination Date, payable on the last day of each month hereafter and on the Facility Termination Date.

     2.6.2 Usage Fee. For all days on which the Aggregate Outstanding Credit Exposure exceeds 33% of the Aggregate Commitment, the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a usage fee at a per annum rate equal to the Applicable Fee Rate on the amount of the Aggregate Outstanding Credit Exposure from the date hereof to and including the Facility Termination Date, payable on the last day of each month hereafter and on the Facility Termination Date.

     2.6.3 Reductions in Aggregate Commitment. (a) The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $10,000,000, upon at least three Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided that the amount of the Aggregate Commitment may not be reduced below the amount of the Aggregate Outstanding Credit Exposure unless the amount of the excess of the Aggregate Outstanding Credit Exposure over the amount of the reduced Aggregate Commitment is repaid concurrently with the reduction of the Aggregate Commitment. All accrued facility fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.

          (b) Upon any payment of Advances pursuant to Section 2.8(b), the Aggregate Commitment shall automatically and permanently reduce by the amount of such payment. Any such reduction shall become effective immediately upon such payment and shall be ratable among the Lenders.

     2.7 Minimum Amount of Each Advance. Each Eurocurrency Advance shall be in a minimum amount of $5,000,000 and in multiples of $1,000,000 if in excess thereof, and each Floating Rate Advance shall be in the minimum amount of $1,000,000 and in multiples of $500,000 if in excess thereof, provided that any Floating Rate Advance may be in the amount of the Available Aggregate Commitment.

     2.8 Principal Payments. (a) The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon two Business Days’ prior notice to the Administrative Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurocurrency Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurocurrency Advances upon three Business Days’ prior notice to the Administrative Agent.

       (b) Upon the issuance or sale of equity securities or debt securities or instruments or the incurrence of loans (other than borrowings under the Existing Credit Agreement and advances made in connection with treasury management products) by the Borrower or any of its Subsidiaries, the Borrower shall, within 5 Business Days of the date of such issuance, sale, or incurrence, apply the Net Cash Proceeds of such issuance, sale, or incurrence to repay the outstanding Advances in full (or, if the amount of the Net Cash Proceeds is less than the outstanding Advances, in an amount equal to the amount of the Net Cash Proceeds). Any such payment shall be without penalty or premium, but payments of Eurocurrency Advances shall be subject to the payment of any funding indemnification amounts required by Section 3.4.

       (c) Upon any Asset Disposition by the Borrower or any of its Subsidiaries which yields Net Cash Proceeds in excess of $30,000,000, the Borrower shall, subject to Borrower’s reinvestment right pursuant to Section 6.13, within 5 Business Days of the date of such Asset Disposition, apply the Net Cash Proceeds of such Asset Disposition to repay the outstanding Advances in full (or, if the amount of the Net Cash Proceeds is less than the outstanding Advances, in an amount equal to the amount of the Net Cash Proceeds). Any such payment shall be without penalty or premium, but payments of Eurocurrency Advances shall be subject to the payment of any funding indemnification amounts required by Section 3.4.

     2.9 Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 10:00 a.m. (Central Time) on the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurocurrency Advance, specifying (a) the Borrowing Date, which shall be a Business Day, of such Advance, (b) the aggregate amount of such Advance, (c) the Type of Advance selected, and (d) in the case of each Eurocurrency Advance, the Interest Period applicable thereto.

     2.10 Conversion and Continuation of Outstanding Advances. (a) Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurocurrency Advances pursuant to this Section 2.10 or are repaid in accordance with Section 2.8. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time each such Eurocurrency Advance shall be automatically converted into a Floating Rate Advance unless (i) such Eurocurrency Advance is or was repaid in accordance with Section 2.8 or (ii) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance either continue as a Eurocurrency Advance for the same or another Interest Period or be converted into a Floating Rate Advance.

       (b) Subject to the terms of Section 2.7, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided that any conversion of any Eurocurrency Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Eurocurrency Advance not later than 10:00 a.m. (Central Time) at least one Business Day, in the case of a conversion into a Floating Rate Advance or three Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance, prior to the date of the requested conversion or continuation, specifying (i) the requested date, which shall be a Business Day, of such conversion or continuation, and (ii) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurocurrency Advance, the duration of the Interest Period applicable thereto.

     2.11 Method of Borrowing. On each Borrowing Date, each Lender shall make available its Loan or Loans not later than noon, Central Time, in Federal or other funds immediately available to the Administrative Agent at its address specified in or pursuant to Article XIII. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address. Notwithstanding the foregoing provisions of this Section 2.11, to the extent that a Loan made by a Lender matures on the Borrowing Date of a requested Loan, such Lender shall apply the proceeds of the Loan it is then making to the repayment of principal of the maturing Loan.

     2.12 Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurocurrency Advance into a Floating Rate Advance pursuant to Section 2.10 to but excluding the date it becomes due or is converted into a Eurocurrency Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day plus, if applicable, the Applicable Margin. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurocurrency Advance based upon the Borrower’s selections under Section 2.9 and Section 2.10 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

     2.13 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower declare that no Advance may be made as, converted into or continued at the end of the applicable Interest Period as a Eurocurrency Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower, declare that (a) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (b) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set out in clauses (a) and (b) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender. Any notice given by Required Lenders under this Section 2.13 may be revoked by Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates.

     2.14 Method of Payment. Each Advance shall be repaid and each payment of interest thereon shall be paid in Dollars. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (local time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge any account of the Borrower maintained with Administrative Agent or any of its Affiliates for each payment of principal, interest, and fees as it becomes due hereunder.

     2.15 [Intentionally Deleted].

     2.16 Noteless Agreement; Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

       (b) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

       (c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

       (d) Any Lender may request that its Loans be evidenced by a promissory note substantially in the form of Exhibit E (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in a form supplied by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

     2.17 Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices which the Administrative Agent or any Lender in good faith believes to be made by any person or persons that an Authorized Officer of the Borrower has designated in writing to the Administrative Agent, which written authorization(s) may be relied upon by the Administrative Agent, in the case of any person so authorized, until such time as the Administrative Agent shall have received written notice from an Authorized Officer of the Borrower revoking such person’s authority to make such telephonic notices, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

     2.18 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurocurrency Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest and fees (except as provided in the following sentence) shall be calculated for actual days elapsed on the basis of a 360-day year, except for Loans comprised of Floating Rate Advances, which shall be calculated for actual days elapsed on the basis of a 365-day year. Facility Fees and utilization fees shall be calculated for actual days elapsed on the basis of a 365-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment specified in Section 2.14. If any payment of principal or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     2.19 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate. Each Reference Lender agrees to furnish upon request timely information for the purpose of determining the Eurocurrency Rate.

     2.20 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

     2.21 Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The

Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (a) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

     2.22 [Intentionally Deleted].

     2.23 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 12.2, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

     2.24 [Intentionally Deleted].

     2.25 Lender Replacement. The Borrower shall be permitted to replace with an Eligible Assignee any Lender which (a) makes an assertion of the type described in Section 3.3 or requests reimbursement for amounts owing pursuant to Section 3.1 or 3.2 (either for its own account or for the account of any of its participants), (b) requires the Borrower to pay Taxes in respect of such Lender or (c) fails to make any Advance requested by it if the Required Lenders have made the Advances requested of them pursuant to the same Borrowing Notice; provided that (a) such replacement does not conflict with any applicable law, rule, regulation, or directive, (ii) no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender being replaced shall not have eliminated the continued need for repayment of amounts owing pursuant to Section 3.1 or 3.2, as applicable; and (iv) the Borrower shall repay (or cause to be repaid) or the Eligible Assignee shall pay to the Lender being replaced, the amount of the Obligations owing to such Lender on the date of replacement (including any amounts owing under Sections 3.1, 3.2 and 3.4).

     2.26 [Intentionally Deleted].

ARTICLE III

YIELD PROTECTION; TAXES

     3.1 Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

       (a) subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurocurrency Loans, or

       (b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Advances), or

       (c) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurocurrency Loans or Commitment, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurocurrency Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurocurrency Loans held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining its Eurocurrency Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation, as the case may be, in connection with such Eurocurrency Loans, Commitment, or Facility Fees, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for the actual increased cost or reduction in amount received.

     3.2 Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender or any Lending Installation of such

Lender or any corporation controlling such Lender is increased as a result of a Change (as hereinafter defined), then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans, as the case may be, hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

     3.3 Availability of Types of Advances. If any Lender determines that maintenance of its Eurocurrency Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (a) deposits of a type, currency and maturity appropriate to match fund Eurocurrency Advances are not available or (b) the interest rate applicable to Eurocurrency Advances does not accurately reflect the cost of making or maintaining Eurocurrency Advances, then the Administrative Agent shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4. If the Administrative Agent suspends the availability of Eurocurrency Advances under this Section 3.3, the availability of Eurocurrency Advances shall be reinstated upon, as applicable (i) the replacement of the Lender (or Lenders) which determined that maintenance of its Eurocurrency Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, or (ii) the Required Lenders determine that (A) deposits of a type, currency and maturity appropriate to match fund Eurocurrency Advances are once again available or (B) the interest rate applicable to Eurocurrency Advances once again accurately reflects the cost of making or maintaining Eurocurrency Advances.

     3.4 Funding Indemnification. If any payment of a Eurocurrency Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Advance or prepayment of a Eurocurrency Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any actual loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurocurrency Advance.

     3.5 Taxes. (a) All payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made. Each Lender agrees to use reasonable efforts to obtain the benefit of any tax or other credit or allowance which may be available to it as a consequence of any such deduction made by the Borrower in accordance herewith and will pay to the Borrower an amount equal to all or such portion of the net benefit actually received by such Lender as it determines to be attributable to this Agreement. Notwithstanding the foregoing, a Lender shall not be required to apply for any tax credit or allowance or to make a payment to the Borrower under this Section 3.5(a) if such Lender determines in good faith that to do so would be prejudicial to its own interests. Should it later develop because of loss carrybacks, tax credit carrybacks, or otherwise that a Lender in fact did not receive the net benefits so paid to the Borrower, the Borrower shall promptly reimburse such Lender for the amount by which the payment theretofore made to the Borrower exceeds the net benefit actually so received and determines to be attributable to this Agreement by such Lender, as reasonably determined in good faith by such Lender.

     (b) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

     (c) The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6.

     (d) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Borrower and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to the Borrower and the Administrative Agent (A) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (B) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

     (e) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (d), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

     (f) Any Lender entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

     (g) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(g) shall survive the payment of the Obligations and termination of this Agreement.

     3.6 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurocurrency Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set out in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of each of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

     4.1 Initial Credit Extensions. The Lenders shall not be required to make the initial Credit Extensions hereunder unless, prior to or concurrently with the making of such initial Credit Extensions, the following conditions precedent have been satisfied:

          4.1.1 Closing Documents. The Administrative Agent shall have received on or before the Closing Date the following, each dated such date (unless otherwise specified) and duly executed by the respective party or parties thereto, in form and substance satisfactory to the Administrative Agent and the Lenders, and (except for the Notes) with sufficient copies for the Administrative Agent and each Lender:

               (a) Copies of the Borrower’s (i) certificate of incorporation, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation, (ii) bylaws, certified by the Secretary or Assistant Secretary of the Borrower, (iii) Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower is a party, (iv) an incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower, and (v) any other information required by Section 326 of the USA Patriot Act or deemed necessary for the Administrative Agent or any Lender to verify the identity of Borrower as required by Section 326 of the USA Patriot Act.

               (b) A certificate, signed by the chief financial officer of the Borrower, stating that on the Closing Date (i) no Default or Unmatured Default has occurred and is continuing, (ii) each of the representations and warranties set out in Article V of this Agreement is true and correct on and as of the Closing Date, (iii) there has occurred no material adverse change in the consolidated financial condition of the Borrower from that reflected in the Borrower’s consolidated financial statements as of December 31, 2003, and (iv) since December 31, 2003, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

               (c) A written opinion of William C. Lemmer, general counsel of the Borrower, addressed to the Administrative Agent and the Lenders in substantially the form of Exhibit A-1.

               (d) A written opinion of the outside counsel to the Borrower, addressed to the Administrative Agent and the Lenders in substantially the form of Exhibit A-2.

               (e) Any Notes requested by a Lender pursuant to Section 2.16 payable to the order of each such requesting Lender.

               (f) Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

               (g) This Agreement, and all its attached Exhibits and Schedules.

               (h) The Administrative Agency Fee Letter.

               (i) Such other documents as any Lender or its counsel may have reasonably requested.

               4.1.2 Fees.

               (a) All fees, costs, and expenses of Citicorp and its affiliates (including, without limitation, legal fees and expenses of counsel to the Administrative Agent) to be paid on the Closing Date shall have been paid, or arrangements acceptable to Citicorp shall have been made for the payment thereof.

               (b) The Borrower shall have paid to the Lenders, for their respective accounts, the work fee agreed to pursuant to the terms of the Engagement Letter, or as otherwise agreed from time to time.

          4.1.3 Successful Tender Offer. There shall have occurred a successful tender offer (as defined below) with respect to the Senior Convertible Notes and the Borrower shall have accepted for purchase the tendered Senior Convertible Notes in accordance with the terms of such tender offer. A successful tender offer shall be one pursuant to which notes representing 49% or greater of the outstanding principal amount of the Senior Convertible Notes are tendered to the Borrower. As a condition to making the initial Credit Extension, the Administrative Agent may require the Borrower to deliver a certificate from an Authorized Officer of the Borrower, certifying that the requirements of this Section 4.1.3 have been satisfied.

     4.2 Each Credit Extension. The Lenders shall not be required to make any Credit Extension unless on the applicable Credit Extension Date:

               (a) There exists no Default or Unmatured Default.

               (b) The representations and warranties contained in Article V (other than the representations and warranties contained in Section 5.6) are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

               (c) The Borrower has less than $50,000,000 of availability under the Existing Credit Agreement as a result of credit extensions thereunder.

     Each Borrowing Notice with respect to each Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) and (b) and (c) have been satisfied. As a condition to making a Credit Extension, the Administrative Agent may require the Borrower to deliver a certificate from an Authorized Officer of the Borrower, certifying that such officer (a) has reviewed the terms of this Agreement and (b) has no knowledge of the existence of any condition or event which constitutes a Default or Unmatured Default as of the date of such certificate and that the Borrower has less than $50,000,000 of availability under the Existing Credit Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Lenders that:

     5.1 Existence and Standing. The Borrower is a corporation duly and properly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted. The Borrower and each of the Subsidiaries is duly qualified and in good standing (to the extent applicable) as a foreign corporation or other business entity and is duly authorized to conduct its business in each jurisdiction in which its business is conducted or proposed to be conducted except where the failure to qualify may not reasonably be expected to have a Material Adverse Effect.

     5.2 Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

     5.3 No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (b) the Borrower’s or any of its Subsidiaries’ articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (c) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

     5.4 Financial Statements. The December 31, 2003 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

     5.5 Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. The United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service (or the applicable statute of limitations has expired) through the years ending December 31, 1999. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

     5.6 Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

     5.7 Subsidiaries. Schedule 1 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of each Subsidiary or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable, and are free and clear of all Liens. No authorized but unissued or treasury shares of capital stock of any Subsidiary are subject to any option, warrant, right to call, or commitment of any kind or character. Except as set out on Schedule 1, no Subsidiary has any outstanding stock or securities convertible into or exchangeable for any shares of its capital stock, or any right issued to any Person (either preemptive or other) to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, or claims of any character relating to any of its capital stock or any stock or securities convertible into or exchangeable for any of its capital stock other than as expressly set out in the certificate or articles of incorporation or other charter document of the Borrower or such Subsidiary.

     5.8 ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $50,000,000. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected by the Borrower to incur, any withdrawal liability to Multiemployer Plans. Each Plan complies in all material respects with all applicable requirements of law and regulations, no material Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other member of the Controlled Group has withdrawn from any Multiemployer Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Single Employer Plan.

     5.9 Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

     5.10 Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

     5.11 Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing Material Indebtedness.

     5.12 Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

     5.13 Ownership of Properties. The Borrower and its Subsidiaries have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and its Subsidiaries.

     5.14 Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

     5.15 Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower and its Subsidiaries due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. None of the Borrower or any of its Subsidiaries has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action is reasonably expected by the Borrower to have a Material Adverse Effect.

     5.16 Investment Company Act. None of the Borrower or any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

     5.17 Public Utility Holding Company Act. None of the Borrower or any of its Subsidiaries is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     5.18 Reportable Transaction. The Borrower does not intend to treat the Advances and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent of such intent.

ARTICLE VI

COVENANTS

     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

     6.1 Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

               (a) Within 90 days after the close of each of its fiscal years, an unqualified audit report certified by Ernst & Young, L.L.P., or any other independent certified public accountants reasonably acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including a balance sheet as of the end of such period, related profit and loss and statement of change of shareholders’ equity, and a statement of cash flows, accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof; provided that, if any financial statement referred to in this Section 6.1(a) is readily available on-line through EDGAR as of the date on which such financial statement is required to be delivered hereunder and Borrower shall have notified the Lenders in its Compliance Certificate that such financial statement is so available, Borrower shall not be obligated to furnish copies of such financial statements. The 90-day period referenced above shall be extended for up to 15 days for any fiscal year as to which the Borrower has received an extension from the SEC for the filing of its annual report on SEC Form 10K.

               (b) Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, a consolidated unaudited balance sheet as at the close of each such period and consolidated profit and loss and statement of change of shareholders’ equity and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by an Authorized Officer of the Borrower; provided that, if any financial statement referred to in this Section 6.1(b) is readily available on-line through EDGAR as of the date on which such financial statement is required to be delivered hereunder and Borrower shall have notified the Lenders in its Compliance Certificate that such financial statement is so available, Borrower shall not be obligated to furnish copies of such financial statements. The 45-day period referenced above shall be extended for up to 15 days for any fiscal quarter as to which the Borrower has received an extension from the SEC for the filing of its quarterly report on SEC Form 10Q.

               (c) Together with the financial statements required under Sections 6.1(a) and (b), a Compliance Certificate signed by an Authorized Officer of the Borrower showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

               (d) As soon as possible and in any event (i) within 30 days after the Borrower knows that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 Business Days after the Borrower knows that any other Termination Event with respect to any Plan has occurred, a statement, signed by an Authorized Officer of the Borrower, describing such Termination Event and the action which the Borrower proposes to take with respect thereto.

               (e) As soon as possible and in any event within 30 days after receipt by the Borrower, a copy of (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to exceed $5,000,000.

               (f) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

               (g) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission, provided that, if such registration statements and reports are readily available on-line through EDGAR and Borrower shall have notified the Lenders in writing that such registration statements or reports are so available, Borrower shall not be obligated to furnish copies of such documents.

               (h) Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

     6.2 Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for working capital and other general corporate purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances in contravention of Regulation U.

     6.3 Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

     6.4 Conduct of Business. The Borrower will, and will cause each Subsidiary to, continue to operate its core business in the oil field service industry and carry on and conduct its business in substantially the same manner as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted where the failure to so maintain its authority could reasonably be expected to cause a Material Adverse Effect; provided that Subsidiaries may enter into mergers permitted by Section 6.12 and may be liquidated if such liquidation may not reasonably be expected to have a Material Adverse Effect.

     6.5 Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

     6.6 Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request a summary of the insurance carried.

     6.7 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, the failure to comply with which could reasonably be expected to have a Material Adverse Effect or for which the compliance is being contested in good faith by appropriate proceedings.

     6.8 Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

     6.9 Inspection. The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent, by its representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent may designate The Administrative Agent shall give the Borrower three (3) Business Days’ notice of each such inspection, shall schedule such inspections during normal business hours, shall conduct the inspection in a manner that does not unreasonably and materially interfere with the business operations of the Borrower and its Subsidiaries, and if no Default has occurred and is continuing, shall conduct no more than one inspection during each calendar year. When no Default has occurred and is continuing, any such inspection or examination shall be at the Administrative Agent’s cost and expense. When a Default has occurred and is continuing, any such inspection or examination shall be at the Borrower’s cost and expense.

     6.10 Capital Stock and Dividends. If a Default or Unmatured Default exists before or after giving effect thereto, the Borrower will not, nor will it permit any Subsidiary to, (a) issue (except by a Subsidiary to the Borrower or any Wholly-Owned Subsidiary) any preferred stock, other capital stock or any equity securities of any kind, in each case, subject to sinking fund payments or other mandatory redemptions or payments prior to the Facility Termination Date or (b) declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock and dividends payable in cash to the Borrower or a Wholly-Owned Subsidiary of the Borrower) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding.

     6.11 Indebtedness.

               (a) The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except (i) the Obligations, (ii) Indebtedness which, in accordance with Agreement Accounting Principles is required to be shown on the balance sheet of such Person (other than Indebtedness owed by one of the Borrower’s Wholly-Owned Subsidiaries to the Borrower or to another Wholly-Owned Subsidiary), (iii) in an aggregate amount outstanding at any time not in excess of $100,000,000 constituting (A) Contingent Obligations in respect of a Person other than the Borrower or another Subsidiary and (B) Attributable Debt as lessor or guarantor under Synthetic Leases or, without duplication, other Off-Balance Sheet Liabilities, and (iv) Attributable Debt as seller, originator, or guarantor under accounts or notes receivable financing or securitization programs in an aggregate amount outstanding at any time not in excess of $150,000,000.

               (b) Notwithstanding the foregoing, the Borrower will not permit the Subsidiaries to create, incur or suffer to exist any Indebtedness (exclusive of any Indebtedness owed by a Subsidiary pursuant to the Existing Credit Agreement and any Indebtedness owed to the Borrower or to a Subsidiary) in an aggregate amount outstanding at any time in excess of the greater of (i) $200,000,000 and (ii) 15% of Consolidated Net Worth at such time; provided that, with respect to any Subsidiary acquired by the Borrower (or by any Subsidiary) after the date of this Agreement, for purposes of calculating compliance with this Section 6.11(b), there shall be excluded from such calculation the amount of Indebtedness owed by any such Subsidiary prior to its acquisition, other than any Indebtedness created in anticipation of such acquisition, if the Borrower provides to the Administrative Agent a balance sheet of such acquired Subsidiary as of a recent date evidencing the amount of such Indebtedness. To satisfy the foregoing requirement, any such balance sheet must be (A) audited by independent certified public accountants reasonably acceptable to the Administrative Agent or (B) if the Borrower provides to the Administrative Agent the balance sheet of such acquired Subsidiary for the fiscal year of such Subsidiary then most recently ended, but such year end balance sheet is either (1) audited by independent certified public accountants not reasonably acceptable to the Administrative Agent or (2) audited by independent certified public accountants reasonably acceptable to the Administrative Agent, but not relating to a recent date as reasonably determined by the Administrative Agent, then reviewed by independent certified public accountants reasonably acceptable to the Administrative Agent.

     6.12 Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that (a) a Wholly-Owned Subsidiary may merge into the Borrower or any Wholly-Owned Subsidiary of the Borrower and (b) the Borrower or any Subsidiary may merge or consolidate with any other Person, so long as immediately thereafter (and after giving effect thereto), (i) no Default or Unmatured Default exists and (ii) in the case of a merger or a consolidation involving the Borrower, the Borrower is the continuing or surviving corporation.

     6.13 Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to enter into any Asset Disposition from on and after the date of this Agreement, except for Asset Dispositions that in the aggregate do not constitute a Substantial Portion of the Property of the Borrower and the Subsidiaries. Notwithstanding the foregoing, the Borrower (or its Subsidiaries) may enter into and consummate an Asset Disposition that individually, or when aggregated with prior Asset Dispositions made after the date of this Agreement, would constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries if: (a) concurrently with its entering into such Asset Disposition, the Borrower gives notice of its intent to (i) use the Net Cash Proceeds from such Asset Disposition to replace the assets which are the subject of such disposition or (ii) otherwise reinvest such Net Cash Proceeds in capital assets, (b) such replacement or reinvestment is completed within 180 days after the date the Borrower (or its applicable Subsidiary) receives the Net Cash Proceeds from the applicable Asset Disposition, and (c) the net proceeds received from such Asset Disposition equal or exceed (in the reasonable opinion of two Authorized Officers of the Borrower) the fair market value of the Property transferred.

     6.14 Sale of Accounts. The Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable arising in the ordinary course of business on terms customary in the trade and which are due within 120 days after the invoice date, with or without recourse, other than in connection with accounts or notes receivable financing or securitization programs permitted under Section 6.11(a)(iv).

     6.15 Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

               (a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

               (b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

               (c) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

               (d) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

               (e) Liens existing on the date hereof and described in Schedule 2.

               (f) Liens other than those permitted by subsections (a) through (e) above securing Indebtedness not at any time exceeding in the aggregate 10% of Consolidated Net Worth.

     6.16 Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

     6.17 Environmental Matters. The Borrower will, and will cause each Subsidiary to, (a) conduct its business so as to comply with all applicable material Environmental Laws and shall promptly take corrective action to remedy any non-compliance with any applicable material Environmental Law, except where failure to comply or take action could not reasonably be expected to have a Material Adverse Effect and (b) establish and maintain a management system designed to ensure compliance with applicable material Environmental Laws and minimize financial and other risks to the Borrower and each Subsidiary arising under applicable material Environmental Laws or as the result of environmentally related injuries to Persons or Property. If the Administrative Agent or any Lender at any time has a reasonable basis to believe that there may be a material violation of any Environmental Law by the Borrower or any of the Subsidiaries, or any material liability arising thereunder or related to a Release of Hazardous Materials on any real property owned, leased, or operated by the Borrower or any of the Subsidiaries or a Release on real property adjacent to such real property, then the Borrower shall, upon the request of the Administrative Agent or such Lender, provide the Administrative Agent and each Lender with all such reports, certificates, engineering studies, and other written material or data relating thereto as the Administrative Agent or any Lender may reasonably require.

     6.18 Restrictions on Subsidiary Payments. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any indenture, agreement, instrument or other arrangement which, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon the ability of any Subsidiary to (a) pay dividends or make other distributions on its capital stock, (b) make loans or advances to the Borrower, or (c) repay loans or advances from the Borrower.

     6.19 ERISA Compliance. With respect to any Plan, neither the Borrower nor any Subsidiary shall (a) incur any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA) in excess of $25,000,000, whether or not waived; (b) permit the occurrence of any Termination Event which could result in a liability to the Borrower or any other member of the Controlled Group in excess of $25,000,000; (c) become an “employer” (as such term is defined in Section 3(5) of ERISA) required to contribute to any Multiemployer Plan or a “substantial employer” (as such term in defined in Section 4001(a)(2) of ERISA) required to contribute to any Multiemployer Plan under circumstances such that withdrawal from such Multiemployer Plan could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Borrower or its ability to perform its obligations under this Agreement or any other material Loan Document; or (d) permit the establishment or amendment of any Plan or fail to comply with the applicable provisions of ERISA and the Code with respect to any Plan, in each case, which could result in liability to the Borrower or any other member of a Controlled Group which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     6.20 Financial Covenants. The Borrower on a consolidated basis with the Subsidiaries:

          6.20.1 Coverage Ratio. As of the end of each fiscal quarter for the four fiscal quarters then ended, shall not permit the Coverage Ratio to be less than 3.00 to 1.0.

          6.20.2 Total Debt to Total Capitalization Ratio. Shall not permit the ratio of Total Debt to Total Capitalization to be greater than 60% at any time.

ARTICLE VII

DEFAULTS

     The occurrence of any one or more of the following events shall constitute a Default:

     7.1 Any representation or warranty made or deemed made by or on behalf of the Borrower to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

     7.2 Nonpayment of (a) principal of any Loan when due or (b) nonpayment of interest upon any Loan or of any Facility fee or usage fee, or other obligations under any of the Loan Documents within five days after the same becomes due.

     7.3 The breach by the Borrower of any of the terms or provisions of Sections 6.2, 6.3, 6.10 through 6.20.

     7.4 The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within 30 days after written notice from the Administrative Agent or any Lender.

     7.5 Failure of the Borrower or any Material Subsidiary to pay when due any Indebtedness aggregating in excess of $75,000,000 (“Material Indebtedness”); or the default by the Borrower or any Material Subsidiary in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event or condition is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any Material Subsidiary shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any Material Subsidiary shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

     7.6 The Borrower or any Material Subsidiary shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws (or comparable foreign laws) as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws (or comparable foreign laws) as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate or partnership action to authorize or effect any of the foregoing actions set out in this Section 7.6 or (f) fail to contest in good faith any appointment or proceeding described in Section 7.7.

     7.7 Without the application, approval or consent of the Borrower or any Material Subsidiary a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Material Subsidiary or any Substantial Portion of its Property, or a proceeding described in Section 7.6(d) shall be instituted against the Borrower or any Material Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

     7.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Material Subsidiaries which, when taken together with all other Property of the Borrower and its Material Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

     7.9 The Borrower or any Material Subsidiary shall fail within 30 days to pay, bond or otherwise discharge one or more (a) judgments or orders for the payment of money in excess of $25,000,000 (or multiple judgments or orders for the payment of an aggregate amount in excess of $50,000,000) (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (b) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

     7.10 The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $50,000,000 or any Reportable Event that could reasonably be expected to have a Material Adverse Effect shall occur in connection with any Plan.

     7.11 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $25,000,000 or requires payments exceeding $10,000,000 per annum.

     7.12 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $25,000,000.

     7.13 The Borrower or any of its Subsidiaries shall (a) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (b) violate any Environmental Law, which, in the case of an event described in clause (a) or clause (b), could reasonably be expected to have a Material Adverse Effect.

     7.14 Any Change in Control shall occur.

     7.15 The occurrence of any “default” under any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

     8.1 Acceleration. (a) If any Default described in Section 7.6 or Section 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any Default other than a Default under Section 7.6 or Section 7.7 exists, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

               (a) If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7) and before any judgment or decree for the payment of the Obligations due have been obtained or entered, the Required Lenders (in their sole discretion) so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

     8.2 Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided that no such supplemental agreement shall, without the consent of all of the Lenders:

               (a) Extend the final maturity of any Loan, or forgive all or any portion of the principal amount of any Loan, or reduce the rate or extend the time of payment of interest or fees on any Loan.

               (b) Reduce the percentage specified in the definition of Required Lenders or otherwise change the percentage of Lenders which shall be required for the Lenders or any of them to take any action hereunder or under any other Loan Document, or amend the definition of Pro Rata Share or the provisions of Section 11.2.

               (c) Extend the Facility Termination Date or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.8(b).

               (d) Increase the amount of the Aggregate Commitment or the Commitment of any Lender hereunder.

               (e) Amend this Section 8.2.

               (f) Permit any assignment by the Borrower of its Obligations or its rights hereunder.

     No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

     8.3 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set out. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

     9.1 Survival of Representations. All claims arising out of or relating to the representations and warranties of the Borrower contained in this Agreement (and the bases giving rise to such claims) shall survive the making of the Credit Extensions herein contemplated.

     9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

     9.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     9.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof other than the Engagement Letter and the Administrative Agency Fee Letter.

     9.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arrangers shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on their own behalf and in their own name to the same extent as if they were a party to this Agreement.

     9.6 Expenses; Indemnification. (a) The Borrower shall reimburse the Administrative Agent and the Arrangers for any costs and reasonable out-of-pocket expenses (including attorneys’ fees of such Persons) paid or incurred by the Administrative Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arrangers and the Lenders for any costs and out-of-pocket expenses (including attorneys’ fees of such Persons) paid or incurred by the Administrative Agent, the Arrangers, or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section 9.6 include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time Administrative Agent may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s and its Subsidiaries’ assets for internal use by Administrative Agent from information furnished to it by or on behalf of the Borrower, after Administrative Agent has exercised its rights of inspection pursuant to this Agreement.

               (b) The Borrower hereby further agrees to indemnify the Administrative Agent, the Arrangers, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the

Administrative Agent, any Arranger, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

               (c) Each Person claiming a right to indemnification under this Section 9.6 shall promptly give the Borrower written notice of receipt by such Person of notice of the commencement of any action, suit or proceeding and the Borrower shall have the right, but not the obligation to participate in the defense of such action. Notwithstanding the foregoing, the failure of any such Person to so notify the Borrower promptly of any such action, suit, or proceeding shall not relieve the indemnifying party from any liability that it may have to the indemnified party hereunder, except to the extent that such failure has a material adverse effect on the indemnifying party’s ability to defend such claim. The Borrower may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by the Borrower in accordance with the foregoing.

          (i) The indemnified party shall consult in good faith with the indemnifying party and its counsel with respect to the defense and shall keep the indemnifying party reasonably informed as to the progress of the defense. The Administrative Agent shall supply the Borrower with such information and documents reasonably requested by the Borrower as are necessary or advisable for the Borrower to participate in any action, suit or proceeding.

          (ii) Except during the existence of a Default, no indemnified party shall enter into any settlement or other compromise with respect to any claim which is entitled to be indemnified under this Agreement if such settlement or compromise would result in any payment hereunder without the prior written consent of the Borrower, which consent shall not be unreasonably withheld.

          (iii) Upon payment in full of any claim by the Borrower pursuant to this Agreement, to or on behalf of the Administrative Agent, the Arrangers, any Lender or their respective Affiliates, the Borrower, without any further action, shall be subrogated to any and all claims that such indemnified party may have relating thereto (other than claims in respect of insurance policies maintained by such indemnified party at its own expense) and such indemnified party shall execute at its own expense such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be necessary to preserve any such claims and otherwise cooperate with the Borrower and give such further assurances as are necessary or advisable to enable the Borrower to vigorously pursue such claims.

     9.7 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

     9.8 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower’s audited financial statements. If at any time any change in generally accepted accounting principles would affect the computation of any financial ratio or requirement set out in any Loan Document, and Borrower shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in generally accepted accounting principles (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in the same manner as it was computed prior to such change.

     9.9 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     9.10 Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arrangers, nor any Lender shall have any fiduciary responsibilities to the Borrower. None of the Administrative Agent, the Arrangers, or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that none of the Administrative Agent, any Arranger, or any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. None of the Administrative Agent, any Arranger, or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

     9.11 Confidentiality. Each Lender agrees that any confidential information which it may receive from the Borrower pursuant to this Agreement will be used only for purposes of this Agreement and will not be disclosed to any of its directors, officers or employees, or to any other Person except for disclosure (which, in the case of any disclosure pursuant to (d), (e), (f), or (g) shall be accompanied by a written notice that such information is subject to this Section 9.11) (a) to its Affiliates and to other Lenders and their respective Affiliates, (b) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (c) to regulatory officials, (d) to any Person as requested pursuant to or as required by law, regulation, or legal process, (e) to any Person in connection with any legal proceeding to which such Lender is a party, (f) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (g) permitted by Section 12.4. Notwithstanding anything herein to the contrary, confidential information shall not include, and each Lender (and each employee, representative or other agent of any Lender) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such Lender relating to such tax treatment or tax structure; provided that with respect to any document or similar item that in either case contains information concerning such tax treatment or tax structure of the transactions contemplated hereby as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to such tax treatment or tax structure.

     9.12 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.

     9.13 Disclosure. The Borrower and each Lender hereby (a) acknowledge and agree that Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates and (b) waive any liability of Administrative Agent or such Affiliate to the Borrower or any Lender, respectively, arising out of resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of Administrative Agent or its Affiliates.

     9.14 Usury Not Intended. It is the intent of the Borrower and each Lender in the execution and performance of this Agreement and the other Loan Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of Texas and the United States of America from time-to-time in effect. In furtherance thereof, the Lenders and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the the maximum nonusurious interest rate under applicable law (the “Maximum Rate”) and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Loans (or if such Loans shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Advances are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Loans (or, if the applicable Loans shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Loans all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Loan Documents which may be in apparent conflict herewith.

ARTICLE X

THE AGENT

     10.1 Appointment; Nature of Relationship. Citicorp North America, Inc. is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set out herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set out in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (a) does not hereby assume any fiduciary duties to any of the Lenders, (b) is a “representative” of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (c) is acting as an independent contractor, the rights and duties of which are limited to those expressly set out in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

     10.2 Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

     10.3 General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

     10.4 No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

     10.5 Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     10.6 Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

     10.7 Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

     10.8 Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (a) for any amounts not reimbursed by the

Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (b) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(g) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

     10.9 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

     10.10 Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

     10.11 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     10.12 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent (with the consent of the Borrower which shall not be unreasonably withheld). If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

     10.13 Administrative Agent and Arranger Fees. The Borrower agrees to pay to the Administrative Agent and the Arrangers, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and the Arrangers pursuant to the Engagement Letter and the Administrative Agency Fee Letter, or as otherwise agreed from time to time.

     10.14 Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its

Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

     11.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

     11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Share of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

     If an amount to be setoff is to be applied to Indebtedness of the Borrower to a Lender other than Indebtedness comprised of the Outstanding Credit Exposure of such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness comprised of such Outstanding Credit Exposure.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

     12.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (a) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (b) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (b) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, (i) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (ii)

in the case of a Lender which is a fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

     12.2 Participations.

          12.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

          12.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.

          12.2.3 Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

     12.3 Assignments.

          12.3.1 Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more Eligible Assignees all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Administrative Agent shall be required prior to an assignment becoming effective with respect to an Eligible Assignee which is not a Lender or an Affiliate thereof; provided that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed. Each such assignment with respect to an Eligible Assignee which is not a Lender or an Affiliate thereof shall (unless each of the Borrower and the Administrative Agent otherwise consent) be in an amount not less than the lesser of (a) $5,000,000 or (b) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment) or outstanding Loans (if the applicable Commitment has been terminated).

          12.3.2 Effect; Effective Date. Upon (a) delivery to the Administrative Agent of an assignment, together with any consents required by Section 12.3.1, and (b) payment of a $4,000 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the assignee to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the assignee in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such assignee shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Outstanding Credit Exposure assigned to such assignee. Upon the consummation of any assignment pursuant to this Section 12.3.2, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the assignee desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such assignee, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

     12.4 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Eligible Assignee or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

     12.5 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).

ARTICLE XIII

NOTICES

     13.1 Notices. Except as otherwise permitted by Section 2.17 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: in the case of the Borrower or the Administrative Agent, at its address or facsimile number set out on the signature pages hereof, in the case of any Lender, at its address or facsimile number set out in its administrative questionnaire or in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (a) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (b) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.

     13.2 Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent, and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

     15.1 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     15.2 CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR TEXAS STATE COURT SITTING IN HOUSTON, TEXAS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN HOUSTON, TEXAS.

     15.3 WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signatures appear on the following pages.]

     IN WITNESS WHEREOF, the Borrower, the Lenders, and the Administrative Agent have executed this Agreement as of the date first above written.

COOPER CAMERON CORPORATION

By:	/s/ Michael C. Jennings

Michael C. Jennings Vice President & Treasurer

Address:	1333 West Loop South, Suite 1700
Houston, Texas 77027
Attention:	Michael C. Jennings
Vice President & Treasurer
Telephone:	(713) 513-3336
Telecopy:	(713) 513-3355

Signature Page to Credit Agreement

CITICORP NORTH AMERICA, INC. individually and as Administrative Agent
Commitment $90,000,000

	By:	/s/ Amy K. Pincu

Amy K. Pincu Director

	Address:	333 Clay Street
Suite 3700
Houston, Texas 77002
	Attention:	Amy Pincu
	Telephone:	(713) 654-2820
	Telecopy:	(713) 654-2849

Signature Page to Credit Agreement

Commitment $90,000,000	UBS LOAN FINANCE LLC

	By:	/s/ WILFRED V. SAINT

	Name:	Wilfred V. Saint

	Title:	Director, Banking Products Services, U.S.

	By:	/s/ JOSELIN FERNANDES

	Name:	Joselin Fernandes

	Title:	Associate Director, Banking Products Services, U.S.

	Address:	677 Washington Boulevard
Stamford, Connecticut 06901
	Attention:	Denise Conzo
	Telephone:	(203) 719-3853
	Telecopy:	(203) 719-3888

Signature Page to Credit Agreement

Commitment $20,000,000	BANK ONE, NA,

	By:	/s/ Helen A. Carr

Helen A. Carr
First Vice President

	Address:	910 Travis Street
6th Floor
Mail Code TX2-4335
Houston, Texas 77002
	Attention:	Helen Carr
	Telephone:	(713) 751-3731
	Telecopy:	(713) 751-3760

Signature Page to Credit Agreement

PRICING SCHEDULE

Applicable Margin	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Eurocurrency Rate	55.0 bps	65.0 bps	75.0 bps	97.5 bps	117.5 bps	150.0 bps
Floating Rate	0 bps	0 bps	0 bps	0 bps	0 bps	50 bps

Applicable Fee Rate	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Facility Fee	8.5 bps	10.0 bps	12.5 bps	15.0 bps	20.0 bps	25.0 bps
Usage Fee	12.5 bps	12.5 bps	12.5 bps	12.5 bps	12.5 bps	25.0 bps

     For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

     “Level I Status” exists at any date if, on such date, the Borrower’s Moody’s Rating is A2 or better or the Borrower’s S&P Rating is A or better.

     “Level II Status” exists at any date if, on such date, (a) the Borrower has not qualified for Level I Status and (ii) the Borrower’s Moody’s Rating is A3 or better or the Borrower’s S&P Rating is A- or better.

     “Level III Status” exists at any date if, on such date, (a) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Borrower’s Moody’s Rating is Baa1 or better or the Borrower’s S&P Rating is BBB+ or better.

     “Level IV Status” exists at any date if, on such date, (a) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Borrower’s Moody’s Rating is Baa2 or better or the Borrower’s S&P Rating is BBB or better.

     “Level V Status” exists at any date if, on such date, (a) the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) the Borrower’s Moody’s Rating is Baa3 or better or the Borrower’s S&P Rating is BBB- or better.

     “Level VI Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

     “Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

     “S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

Pricing Schedule

     “Status” means either Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

     The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as determined by the then-current Moody’s and S&P Ratings. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time the Borrower has no Moody’s Rating or no S&P Rating, Level IV Status shall exist. If the credit ratings from Moody’s and S&P fall within different categories, the Applicable Margin and Applicable Fee Rate shall be based on the higher of the two ratings unless the lower rating is two or more levels below the higher rating, in which case the rating which is one level above the lower rating will apply.

Pricing Schedule